UNITED STATES
SECURITES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/27/2004

Wells Real Estate Investment Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-25739

MD	58-2328421
(State or Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of Principal Executive Offices, Including Zip Code)

770-449-7800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

On October 27, 2004, the lawsuit filed on October 9, 2003, in United States District Court for the Middle District of Pennsylvania by Stephen L. Flood, the Luzerne County Controller, and the Luzerne County Retirement Board, on behalf of the Luzerne County Employee Retirement System (the "Plan") against Wells Real Estate Investment Trust, Inc. (the "Registrant"), Wells Investment Securities, Inc. ("WIS"), the Registrant's dealer manager, and Wells Real Estate Funds, Inc., the parent company of both Wells Capital, Inc. and WIS (collectively, the "Wells Defendants") was dismissed with prejudice. The dismissal was the result of a settlement agreement and release between the plaintiffs and the Wells Defendants where the Registrant agreed to repurchase from the Plan all of the 1,346,754 shares of its common stock held by the Plan for approximately $12.8 million, the price originally paid for such stock, in exchange for a release by the plaintiffs of all claims and counts against the Wells Defendants.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Wells Real Estate Investment Trust, Inc.

Date: October 29, 2004.	By:	/s/ Randall D. Fretz
Randall D. Fretz
Senior Vice President